Ex. 99.28(d)(38)(iii)

Amendment to
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and Invesco Hong Kong Limited

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Invesco Hong Kong Limited, a company duly incorporated and validly existing under the laws of Hong Kong and is licensed and regulated by the Securities and Futures Commission of Hong Kong to undertake type 1 (dealing in securities), type 4 (advising on securities), type 5 (advising on futures contracts) and type 9 (asset management) regulated activities in Hong Kong (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement, effective as of the 25th day of April, 2016, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Parties have agreed to amend Schedule B to the Agreement, effective May 24, 2019, to add the JNL/Oppenheimer Emerging Markets Innovator Fund and the JNL/Oppenheimer Global Growth Fund to footnote 1, which outlines relationship fee discounts for funds sub-advised by Invesco Hong Kong Limited and for funds sub-advised by its affiliate, Invesco Advisers, Inc.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule B to the Agreement is hereby deleted and replaced, in its entirety, with Schedule B dated May 24, 2019, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect, in accordance with its terms.

3)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective May 24, 2019.

Jackson National Asset Management, LLC		Invesco Hong Kong Limited

By:	/s/ Mark D. Nerud	By:	/s/ Tong Seen Ming /s/ Lee Sia Mei
Name:	Mark D. Nerud	Name:	Tong Seen Ming Lee Sig Mei
Title:	President and CEO	Title:	Reg. Head of Investment AP/
Head of Finance, GC

Schedule B
Dated May 24, 2019
 (Compensation)

JNL/Invesco China-India Fund
Average Daily Net Assets	Annual Rate*(1)
$0 to $500 Million	0.45%
Amounts over $500 Million	0.40%

*	For net assets greater than $500 million, the sub-adviser fee will be 0.40% on all assets.

(1)
For the purpose of calculating the sub-advisory fee for the JNL/Invesco China-India Fund, and the JNL Multi-Manager Alternative Fund (the portion of Average Daily Net Assets managed by Invesco Advisers, Inc.), the JNL/Invesco Diversified Dividend Fund, the JNL/Invesco Global Real Estate Fund, the JNL/Invesco International Growth Fund, the JNL/Invesco Small Cap Growth Fund, the JNL/Oppenheimer Emerging Markets Innovator Fund, and the JNL/Oppenheimer Global Growth Fund (which are sub-advised by affiliate Invesco Advisers, Inc.), the following fee discount will be applied to total sub-advisory fees based on the average daily aggregate net assets of the Funds: 2.5% fee reduction for assets between $0 and $2.5 billion, 3.0% fee reduction for assets between $2.5 billion and $5 billion, 5% fee reduction for assets between $5 billion  and $7.5 billion, 7.5% fee reduction for assets between $7.5 billion and $10 billion, a 10% fee reduction for assets over $10 billion.

B-1